EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
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For:     MAF Bancorp, Inc.               Contact:      Jerry A. Weberling,
         55th Street & Holmes Avenue                     Chief Financial Officer
         Clarendon Hills, IL 60514                     Michael J. Janssen,
                                                         Senior Vice President
         www.mafbancorp.com                            (630) 325-7300

          MAF BANCORP ANNOUNCES NEW BRANCHES, REITERATES 2002 EARNINGS
                ESTIMATES AND PROVIDES ESTIMATE FOR FIRST QUARTER

Clarendon Hills, Illinois, February 25, 2002 - MAF Bancorp, Inc. (MAFB), announced that it is opening its 33rd branch office today. The branch is located at 90 Burr Ridge Parkway in Burr Ridge, Illinois and is expected to further strengthen the Bank's market share position in the western suburbs of Chicago. The Company also announced that it expects to open another branch in St. Charles, Illinois later this year, its second in this west suburban city. Preliminary plans are also underway to open up to five additional branches over the next several years in targeted markets in the city of Chicago and its suburbs.

The Company also reiterated today its earnings estimates for 2002, indicating it expects earnings per share for the current year to be in the range of $3.00-$3.05 per diluted share. Earnings for the first quarter are projected to be in the range of $.65-$.67 per diluted share. As expected, the first quarter earnings will not yet fully reflect the anticipated cost savings from the acquisition of Mid Town Bancorp, a transaction that was completed on November 30, 2001. The data processing conversion for Mid Town, which is when the more significant cost savings begin, was completed in mid-February. In addition, the Company expects less net interest income in the first quarter compared to the remaining three quarters of 2002 due to modest balance sheet contraction this quarter.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 33 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
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Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, higher than anticipated costs, or lower than anticipated revenues, associated with the Mid Town Bancorp branch offices or the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.